Exhibit 10.60

GUARANTY

THIS GUARANTY (this “Guaranty”), dated as of May 25, 2022, is executed and delivered by GRYPHON DIGITAL MINING, INC. (individually (or if more than one, collectively), "Guarantor") in favor of ANCHORAGE LENDING CA, LLC, its successors and assigns ("Lender"), in connection with that certain Equipment Loan and Security Agreement dated as of the date hereof by and between Lender and GRYPHON OPCO I LLC ("Borrower"), pursuant to which Borrower has borrowed or is to borrow certain funds from Lender, which indebtedness is or is to be evidenced by a promissory note (such agreement and such promissory note, as each may be amended, restated or supplemented from time to time, being herein collectively referred to as the "Agreement").

In order to induce Lender to enter into the Agreement (execution and delivery hereof being a condition precedent to Lender's obligations under the Agreement), and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Guarantor hereby (if more than one, jointly and severally) UNCONDITIONALLY GUARANTEES:

(a) the prompt payment of all principal of and interest on the promissory note issued pursuant to the Agreement when due, whether by acceleration or otherwise;

(b) the prompt performance by Borrower of all of its covenants, obligations and agreements in the Agreement; and

(c) the prompt payment at maturity by Borrower of any and all sums of money for which Borrower now is or may hereafter become indebted to Lender pursuant to the Agreement (collectively, the "Obligations").

1. This Guaranty is a continuing one and shall terminate only upon full payment of all Obligations and the performance of all of the terms, covenants and conditions therein required to be kept, observed or performed by Borrower, including such payment and performance under the promissory note issued pursuant to the Agreement, whether to be performed before or after the last payment has been made under the Agreement. Guarantor expressly waives the right to revoke or terminate this Guaranty, including any statutory right of revocation under the laws of any state. This Guaranty is a guaranty of prompt payment and performance (and not merely a guaranty of collection). In the event that Borrower fails timely to pay or perform under the Agreement, Lender may enforce its rights under this Guaranty without first seeking to obtain payment or performance from Borrower; any other guarantor; any collateral Lender may hold under the Agreement; any guaranty of the Agreement, including this one; or exercise of any other remedy or right that Lender may have. In the event Borrower becomes subject to a voluntary or involuntary case under the U.S. Bankruptcy Code, as amended (the “Bankruptcy Code”), Lender may immediately pursue its rights under this Guaranty, even though Lender may be stayed from accelerating or collecting the Obligations from Borrower. Guarantor waives any rights it may have under applicable law to require Lender first to take any of the actions referred to in this Guaranty. If Lender decides to proceed first to exercise any other remedy or right, or to proceed against another person or any collateral, Lender retains all of its rights under this Guaranty.

2. Guarantor authorizes Lender, without Guarantor's consent except where explicitly required hereunder or under the Loan Documents, without notice or demand, and without affecting its liability hereunder, from time to time to: (a) change the amount, time or manner of payment of the sums required to be paid pursuant to the Agreement; (b) change any of the terms, covenants, conditions or provisions of the Agreement; (c) amend, modify, change or supplement the Agreement; (d) assign the Agreement or the sums payable under the Agreement; (e) consent to Borrower's assignment of the Agreement; (f) receive and hold security for the payment of this Guaranty or the performance of the Agreement, and exchange, enforce, waive and release any such security; and (g) apply such security and direct the order or manner of sale thereof as Lender in its discretion may determine.

3. Lender may do or suffer any of the following, by action or inaction, without releasing or exonerating Guarantor from any of its obligations under this Guaranty (including any release or exoneration that might otherwise occur under applicable law): (a) proceed against Borrower, any other guarantor or any other person directly or contingently liable for the payment of any of the Obligations; (b) proceed against or exhaust any security held from Borrower, any other guarantor or any other person directly or contingently liable for the payment of any of the Obligations; (c) pursue any other remedy in Lender's power whatsoever; (d) notify Guarantor of any adverse change in Borrower’s financial condition or of any default by Borrower in the payment of any sums required to be paid pursuant to the Agreement or in the performance of any term, covenant or condition therein required to be kept, observed or performed by Borrower; (e) foreclose on any collateral for the Agreement in a manner that diminishes, impairs or precludes the right of Guarantor to enjoy any rights of subrogation against Borrower or any other guarantor, or to obtain reimbursement, performance, or indemnification for payment or performance under this Guaranty (including any of the foregoing that results from the direct or indirect application of applicable state law); and Guarantor waives all rights and defenses arising out of an election of remedies by Lender; (f) make an election under Bankruptcy Code Section 1111(b)(2) in a case by or against Borrower or Guarantor; or (g) permit or suffer the creation of secured or unsecured credit or debt under Bankruptcy Code Section 364 in a case by or against Borrower. Guarantor waives: (x) the benefit of any statute of limitations affecting Guarantor’s liability hereunder or the enforcement thereof, and any act that defers or delays the operation of any statute of limitations applicable to the Obligations shall similarly operate to defer or delay the operation of any statute of limitations applicable to Guarantor’s liability under this Guaranty; and (y) any defense arising by reason of any disability or other defense of Borrower, any lack of authority of Borrower with respect to the Agreement, the invalidity, illegality or lack of enforceability of the Agreement from any cause whatsoever, the failure of Lender to perfect or maintain perfection of any interest in any collateral, or the cessation from any cause whatsoever of the liability of Borrower, and any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge, release or defense of a guarantor or surety, or that might otherwise limit recourse against Guarantor; provided, however, that Guarantor does not waive any defense arising from the due performance by Borrower of the terms and conditions of the Agreement.

Upon demand, Guarantor agrees to pay and perform the Obligations regardless of any existing or future offset or claim which may be asserted by Guarantor. This Guaranty and Guarantor's payment obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment of any of the Obligations is rescinded or must otherwise be restored or returned by Lender, all as though such payment had not been made. Lender's good faith determination as to whether a payment must be restored or returned shall be binding on Guarantor. Until the payment and performance in full of all of the Obligations, Guarantor waives and shall not seek to exercise any of the following rights that it may have against Borrower, any other guarantor, or any collateral provided by Borrower or any other guarantor, for any amounts paid by it, or acts performed by it, under this Guaranty: (A) subrogation (including any rights arising under Bankruptcy Code Section 509 or applicable state law); (B) reimbursement; (C) performance; (D) indemnification; or (E) contribution. Guarantor waives all presentments, demands for performance, notices of nonperformance, protests, notices of dishonor, and notices of acceptance of this Guaranty.

Lender has no obligation to marshal any assets in favor of Guarantor, or against or in payment of (i) the Agreement, (ii) any of the Obligations, or (iii) any other obligation owed to Lender by Guarantor, Borrower, or any other person.

4. Guarantor represents and warrants to Lender that:

(a) Guarantor has the form of business organization, and is and will remain duly organized and validly existing in good standing under the laws of the jurisdiction, specified below the signature of Guarantor.

(b) The execution, delivery and performance hereof: (1) have been duly authorized by all necessary action consistent with Guarantor’s form of organization; (2) do not require any approval or consent of any stockholder, member, partner, trustee or holder of any obligations of Guarantor except such as have been duly obtained; and (3) do not and will not contravene any law, governmental rule, regulation or order now binding on Guarantor, or the organizational documents of Guarantor, or contravene the provisions of, or constitute a default under, or result in the creation of any lien or encumbrance upon the property of Guarantor under, any indenture, mortgage, contract or other agreement to which Guarantor is a party or by which it or its property is bound.

(c) The financial statements of Guarantor (copies of which have been furnished to Lender) have been prepared in accordance with generally accepted accounting principles consistently applied ("GAAP"), and fairly present Guarantor's financial condition and the results of its operations as of the date of and for the period covered by such statements, and since the date of such statements there has been no material adverse change in such conditions or operations.

(d) This Guaranty constitutes the legal, valid and binding obligation of Guarantor, (if more than one, jointly and severally) enforceable against Guarantor in accordance with the terms hereof, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally, and by applicable laws (including any applicable common law and equity) and judicial decisions which may affect the remedies provided herein.

(e) There are no pending actions or proceedings to which Guarantor is a party, and there are no other pending or threatened actions or proceedings of which Guarantor has knowledge, before any court, arbitrator or administrative agency, which, either individually or in the aggregate, would have a Material Adverse Effect. As used herein, "Material Adverse Effect" shall mean (1) a materially adverse effect on the business, condition (financial or otherwise), operations, performance or properties of Guarantor, or on Lender’s rights and remedies under this Guaranty, or (2) a material impairment of the ability of Guarantor to perform its obligations under or to remain in compliance with this Guaranty. Further, Guarantor is not in default with respect to the deferred purchase price of property or the payment of any rent which, either individually or in the aggregate, would have a Material Adverse Effect.

(f) (1) Guarantor acknowledges and agrees that it will enjoy a substantial economic benefit by virtue of the extension of credit by Lender to Borrower pursuant to the Agreement. (2) Guarantor acknowledges that certain provisions of this Guaranty operate as waivers of rights that Guarantor would otherwise have under applicable law and that other provisions of this Guaranty permit Lender (i) to take actions that Lender would otherwise not have a right to take, (ii) to fail to take actions that it would otherwise have an obligation to take, or (iii) to take actions that may prejudice Guarantor’s rights and obligations under this Guaranty and against Borrower. In the absence of such provisions Guarantor might have defenses against its obligations under this Guaranty and such defenses might permit Guarantor to avoid some or all of its obligations under this Guaranty. (3) Guarantor intends by the waivers and other provisions of this Guaranty, including the acknowledgment set forth in this Section, to be liable to the greatest extent permitted by law for all of Borrower’s obligations to Lender. Guarantor intends to have this liability even if the terms of the Agreement change or if Guarantor does not have any rights against Borrower. (4) Guarantor acknowledges that (i) it understands the seriousness of the provisions of this Guaranty; (ii) it has had a full opportunity to consult with counsel of its choice; and (iii) it has consulted with counsel of its choice or has decided not to avail itself of that opportunity.

5. Guarantor covenants and agrees that: (a) it will promptly execute and deliver to Lender such further documents, instruments and assurances and take such further action as Lender from time to time may reasonably request in order to carry out the intent and purpose of this Guaranty and to establish and protect the rights and remedies created or intended to be created in favor of Lender hereunder; and (b) it is and will remain in full compliance with all Applicable Laws (as defined in the Agreement) including, without limitation, (1) ensuring that no Person who owns a controlling interest in or otherwise controls Guarantor is or shall be (A) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation, or (B) a Person designated under Sections 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, and (2) complying with all applicable Bank Secrecy Act (“BSA”) laws, regulations and government guidance on BSA compliance and on the prevention and detection of money laundering.

6. A default shall be deemed to have occurred hereunder ("Default") if: (a) Guarantor shall fail to perform or observe any covenant, condition or agreement to be performed or observed by it hereunder and, other than in the case of non-payment hereunder, such failure shall continue unremedied for a period of thirty (30) days after the earlier of the actual knowledge of Guarantor or written notice thereof to Guarantor by Lender; (b) a payment or other default by Guarantor under any loan, lease, guaranty or other financial obligation to Lender or its affiliate which default entitles the other party to such instrument or agreement to exercise remedies; (c) any default by Guarantor under any material loan, lease, guaranty or other material financial obligation to any third party that continues beyond any period of grace and such third party has notified Guarantor in writing of its intention to exercise remedies or such default would be reasonably likely to have a Material Adverse Effect on Guarantor; (d) an inaccuracy in any representation or warranty by Guarantor (including any false or misleading representation or warranty) as and when made in any financial statement or Loan Document, including any failure to disclose any substantial contingent or unliquidated liability or claim against Guarantor; (e) the failure by Guarantor generally to pay its debts as they become due or its admission in writing of its inability to pay the same, or the commencement of any bankruptcy, insolvency, receivership or similar proceeding by or against Guarantor or any of its properties or business (unless, if involuntary, the proceeding is dismissed within sixty (60) days of the filing thereof) or the rejection of this Guaranty or any other Loan Document in any such proceeding; (f) Guarantor shall (1) enter into any transaction of merger or consolidation where Guarantor is not the surviving entity (such actions being referred to as an "Event"), unless the surviving entity is organized and existing under the Laws of the United States or any state thereof, and prior to such Event: (A) such Person executes and delivers to Lender (x) an agreement satisfactory to Lender, in its sole discretion, containing such Person's effective assumption, and its agreement to pay, perform, comply with and otherwise be liable for, in a due and punctual manner, all of Guarantor's obligations having previously arisen, or then or thereafter arising, under this Guaranty, and (y) any and all other documents, agreements, instruments, certificates, opinions and filings requested by Lender; and (B) Lender is satisfied as to the creditworthiness of such Person, and as to such Person's conformance to the other standard criteria then used by Lender when approving transactions similar to the transactions contemplated in this Guaranty, such satisfaction to be based on a commercial reasonableness standard, not to be unreasonably withheld; (2) cease to do business as a going concern, liquidate, or dissolve; or (3) sell, transfer, or otherwise dispose of all or substantially all of its assets or property; or (g) if Guarantor is privately held and effective control of Guarantor's voting capital stock/membership interests/partnership interests, issued and outstanding from time to time, is not retained by a majority of the present holders (unless Guarantor shall have provided thirty (30) days' prior written notice to Lender of the proposed disposition and Lender shall have consented thereto in writing, to be based on a commercial reasonableness standard, not to be unreasonably withheld); or (h) if Guarantor is a publicly held corporation and there is a material change in the majority ownership of Guarantor’s capital stock, unless Lender is satisfied as to the creditworthiness of Guarantor and as to Guarantor's conformance to the other standard criteria then used by Lender for such purpose immediately thereafter, such satisfaction to be based on a commercial reasonableness standard, not to be unreasonably withheld.

7. Upon a Default hereunder, Lender may, at its option, declare this Guaranty to be in default by written notice to Guarantor (without election of remedies), and at any time thereafter, may do any one or more of the following, all of which are hereby authorized by Guarantor:

A. declare the Agreement to be in default and thereafter sue for and recover all liquidated damages, accelerated payments and/or other sums otherwise recoverable from Borrower thereunder; and/or

B. sue for and recover all damages then or thereafter incurred by Lender as a result of such Default; and/or

C. seek specific performance of Guarantor's obligations hereunder.

In addition, Guarantor shall be liable for all reasonable attorneys' fees and other costs and expenses incurred by reason of any Default or the exercise of Lender's remedies hereunder and/or under the Agreement. No right or remedy referred to in this Section is intended to be exclusive, but each shall be cumulative, and shall be in addition to any other remedy referred to above or otherwise available at law or in equity, and may be exercised concurrently or separately from time to time. The failure of Lender to exercise the rights granted hereunder upon any Default by Guarantor shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such Default. The obligations of Guarantor hereunder are independent of the obligations of Borrower. A separate action or actions may be brought and prosecuted against Guarantor (or, if more than one, any thereof) whether or not an action is brought against Borrower and whether or not Borrower be joined in any such action or actions.

8. GUARANTOR AGREES THAT THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF LENDER AND GUARANTOR HEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE. Guarantor agrees that any action or proceeding arising out of or relating to this Guaranty may be commenced in any state or Federal court in the State of New York; and agrees that a summons and complaint commencing an action or proceeding in any such court shall be properly served and shall confer personal jurisdiction if served personally or by certified mail to it at its address, email address or facsimile number hereinafter set forth, or as it may provide in writing from time to time, or as otherwise provided under the laws of the State of New York.

9. GUARANTOR HEREBY WAIVES TRIAL BY JURY IN ACTION OR PROCEEDING TO WHICH GUARANTOR AND LENDER MAY BE PARTIES ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS GUARANTY OR THE AGREEMENT. GUARANTOR AUTHORIZES LENDER TO FILE THIS PROVISION WITH THE CLERK OR JUDGE OF ANY COURT HEARING SUCH CLAIM. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY GUARANTOR AND GUARANTOR HEREBY ACKNOWLEDGES THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. GUARANTOR FURTHER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS GUARANTY AND IN THE MAKING OF THIS WAIVER BY LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

10. The obligations of Guarantor under this Guaranty may not be assigned or delegated without the prior written consent of Lender and any purported assignment by Guarantor of such obligations shall be void. This Guaranty shall inure to the benefit of Lender, its successors and assigns, and shall be binding upon the successors and permitted assigns of Guarantor.

11. All notices hereunder shall be in writing, personally delivered, delivered by overnight courier service or sent by email (subject to receipt of confirmation) or certified mail (return receipt requested), in each case addressed as follows:

If to Guarantor:	Gryphon Digital Mining, Inc.
4 Bayberry Drive
Pleasantville, NY 10570 Email: Brian@gryphonmining.com

If to Lender:	Anchorage Lending CA, LLC 4901 S. Isabel Place, Suite 200 Sioux Falls, South Dakota 57108
Email: legal@anchorage.com

or to such other address or email address as such party shall from time to time designate in writing to the other party; and shall be effective from the date of receipt.

11. This Guaranty constitutes the entire agreement between the parties with respect to the subject matter hereof and shall not be rescinded, amended or modified in any manner except by a document in writing executed by both parties. Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12. GUARANTOR ACKNOWLEDGES THAT THE AGREEMENT IS A COMMERCIAL TRANSACTION.

13. Notwithstanding any provision of this Guaranty to the contrary, it is intended that this Guaranty not constitute a “Fraudulent Conveyance” (as defined below). Consequently, Guarantor agrees that if this Guaranty would, but for the application of this sentence, constitute a Fraudulent Conveyance, this Guaranty shall be valid and enforceable to the maximum extent that would not cause this Guaranty to constitute a Fraudulent Conveyance, and this Guaranty shall automatically be deemed to have been amended accordingly at all relevant times. For purposes hereof, “Fraudulent Conveyance” means a fraudulent conveyance under Section 548 of Chapter 11 of Title 11 of the United States Code (11 U.S.C. §101 et seq.), as amended, or a fraudulent conveyance or fraudulent transfer under the provisions of any applicable fraudulent conveyance or fraudulent transfer law or similar law of any applicable state, nation or other governmental unit, as in effect from time to time.

14. This Guaranty and any amendments, waivers, consents, notices or supplements hereto may be executed in counterparts, each of which shall constitute an original, but all taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Guaranty, and any amendments, waivers, consents, notices or supplements hereto, by facsimile or in electronic (including without limitation "pdf" or "tif") format shall be effective as delivery of a manually executed counterpart of this Guaranty. The words "execution," "signed," "signature," and words of similar import in this Guaranty shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity, and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 U.S.C. §§ 7001-7006), or any other similar state laws based on the Uniform Electronic

Transactions Act. Guarantor expressly agrees that this Guaranty is a "transferable record" as defined in applicable law relating to electronic transactions and that it may be created, authenticated, stored, transmitted and transferred in a manner consistent with and permitted by such applicable law.

IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the 25th day of May, 2022.

GRYPHON DIGITAL MINING, INC.

By:	/s/ Brian Chase
Name:	Brian Chase
Title:	Chief Financial Officer

Form of Organization: Corporation

Jurisdiction of Organization: Delaware

Federal Employer Identification No.: 85-3796680

Headquarters Address:

4 Bayberry Drive

Pleasantville, NY 10570